Exhibit 18.1

February 28, 2017
The Bank of New York Mellon Corporation
New York, NY
Ladies and Gentlemen:
We have audited the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and have reported thereon under date of February 28, 2017. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in BNY Mellon’s annual report on Form 10-K for the year ended December 31, 2016. As stated in note 1 to those financial statements, BNY Mellon changed its method of accounting for the amortization of premiums and accretion of discounts on mortgage-backed securities from the prepayment method (also referred to as the retrospective method) to the contractual method and states that the newly adopted accounting principle is preferable in the circumstances because it is more aligned with BNY Mellon’s approach to asset/liability management, it reduces reliance on complex estimates and judgments and it is consistent with the method predominantly used by BNY Mellon’s peers. In accordance with your request, we have reviewed and discussed with BNY Mellon officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of BNY Mellon’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in BNY Mellon’s circumstances.

Very truly yours,
/s/ KPMG LLP